Exhibit 99.1

FOR IMMEDIATE RELEASE

Tower International Announces

Leaner Leadership Structure

LIVONIA, Mich., December 17, 2018 -- Tower International, Inc. [NYSE: TOWR], a leading integrated global manufacturer of engineered automotive structural metal components and assemblies, today announced the retirement of Chief Operating Officer, Mike Rajkovic.

Consistent with a leaner regional business footprint resulting from the pending divestiture of its European Operations, the Company and Rajkovic have mutually agreed to accelerate his planned retirement from Tower.

“Mike played a crucial role in establishing and leading Tower’s global efficiency initiatives that transformed our manufacturing operations,” said Tower CEO Jim Gouin. “On behalf of Tower, I want to thank Mike for his years of service to the Company and wish him and his wife Donna all the best in their inspiring philanthropic efforts at Team Fox Detroit.”

Rajkovic remarked, “It has been a pleasure serving as Tower’s COO for the past dozen years and I wish Tower and its colleagues future continued success.”

Rajkovic joined Tower as Chief Operating Officer in August 2007 and established process driven initiatives which significantly reduced both manufacturing and purchasing costs. He joined Tower from the Cerberus Operations team where he helped lead the due diligence of the firm’s investment in Tower.

Team Fox Detroit (teamfoxinthed.com) was founded in 2016 to raise awareness of Parkinson’s Disease in the Detroit Metro area.

Investor & Media Contact:

Derek Fiebig

(248) 675-6457

fiebig.derek@towerinternational.com